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                     December 28, 2022

       James A. McCarthy
       Chief Financial Officer
       Wilhelmina International, Inc.
       5420 Lyndon B Johnson Freeway, Box #25
       Dallas, Texas 75240

                                                        Re: Wilhelmina
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Response dated
December 1, 2022
                                                            File No. 001-36589

       Dear James A. McCarthy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services